EXHIBIT 4.33

Power of Attorney

This Power of Attorney is signed by the following parties in Shanghai on May 27, 2015:

Principals

Principal A:	Kuan Song

ID Card No.:	410503198209212012

Address:	Room 2202, Floor 5, Building 25, Ganlu Garden Nan Li, Chaoyang District, Beijing

Principal B:	Pan Zong

ID Card No.:	410901198605200020

Address:	Room 9, Unit 1, Building 4, Yard 7, Kaizhou Road, Hualong District, Puyang City, Henan Province

Agent

Agent:	Weiji Gao, Chinese citizen, ID card no.: 31010719730410463X

Whereas:

(1)	The Principals are shareholders of Shanghai HJX Electronic Technology Co., Ltd. (“HJX Electronic”) and Kuan Song and Pan Zong hold a 90% interest and a 10% interest in HJX Electronic respectively;

(2)	Shanghai HJX Digital Technology Co., Ltd. (“HJX Digital”) and the Principals have entered into the Management and Operation Agreement and agree that persons designated by HJX Digital or another enterprise approved by HJX Digital will attend the shareholders’ meeting of HJX Electronic and exercise voting rights;

(3)	The Agent is designated by HJX Digital or another enterprise approved by HJX Digital.

Now, therefore, Principal A hereby irrevocably authorizes the Agent and Principal B hereby irrevocably authorizes the Agent to exercise all such voting rights as enjoyed by Principal A and Principal B respectively in the shareholders’ meeting of HJX Electronic in accordance with laws and the articles of association of HJX Electronic, including, but not limited to, the voting right with respect to the sale or transfer of all or any equity interest held by the Principals in HJX Electronic and the designation and appointment of directors in the shareholders’ meeting of HJX Electronic, etc., as authorized representatives of the Principals.

This Power of Attorney is a “full discretionary power of attorney”, that is, the Agent may exercise the shareholders’ rights on behalf of the Principals at its own discretion and the Principals will not issue new instructions or requests to the Agent for the exercising of such shareholders’ rights in HJX Electronic, provided that the Agent shall exercise such shareholders’ rights on behalf of the Principals in accordance with the company law of China and the articles of association of HJX Electronic.

This Power of Attorney is subject to the condition that the Agent acts as a director or holds another position with HJX Digital or another enterprise approved by HJX Digital and HJX Digital agrees to such authorization of power. This Power of Attorney shall be terminated automatically in the event that the Agent no longer acts as a director or holds any position with HJX Digital or another enterprise approved by HJX Digital, or HJX Digital or another enterprise approved by HJX Digital terminates its appointment of the Agent or otherwise designates another person. The Principals will then otherwise authorize other person designated by HJX Digital or another enterprise approved by HJX Digital to exercise all such shareholders’ voting rights as enjoyed by the Principals in the shareholders’ meeting of HJX Electronic.

This Power of Attorney shall be concluded after it is signed by the Principals and the Principals agree that this Power of Attorney shall take effect as of the execution date. The Agent acknowledges the shareholders’ resolution made by the Principals before the date of this Power of Attorney and the Principals shall be deemed to have complied with this Power of Attorney. Unless otherwise provided herein or the Management and Operation Agreement between HJX Electronic and HJX Digital is early terminated, this Power of Attorney shall continue to be valid for ten years from the date hereof. The term of this Power of Attorney shall be automatically extended for another ten years except the Agent terminates this Power of Attorney in writing three months before its expiration.

The Principals hereof shall truthfully keep their heirs informed of all contents with respect to this Power of Attorney and undertake that their heirs will succeed to all obligations hereunder.

This Power of Attorney constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, oral or written, between the parties with respect to the subject matter hereof. This Power of Attorney shall not be amended without the consent of the auditing committee or other independent body of the board of directors of HJX Digital.

[Signature Page of the Power of Attorney]

/s/ Kuan Song (Signature)

/s/ Pan Zong (Signature)

Agent: /s/ Weiji Gao (Signature)